Exhibit 10.55

AMENDMENT NO. 3 TO THE

QUAKER CHEMICAL CORPORATION

2003 DIRECTOR STOCK OWNERSHIP PLAN

(As amended January 26, 2011)

WHEREAS, Quaker Chemical Corporation (the “Corporation”) maintains the Quaker Chemical Corporation 2003 Director Stock Ownership Plan (the “Plan”) for the benefit of its Eligible Directors; and

WHEREAS, the Corporation wishes to amend the Plan to change the cash and stock allocations applicable to the Annual Retainer;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 6 (“Payment of Annual Retainer”) is amended in its entirety to read as follows:

(a)	The Company will pay the Annual Retainer on the Retainer Payment Date.

(b)	Subject to adjustment in accordance with Section 6(d), if on the Measuring Date immediately preceding the Retainer Payment Date for 2004 or any subsequent year an Eligible Director is the Beneficial Owner of less than 7,500 shares of Common Stock, 75% of the Annual Retainer payable to the Eligible Director for such year shall be paid in shares of Common Stock and 25% of the Annual Retainer for such year shall be paid in cash.

(c)	Shares of Common Stock issued in payment of the Annual Retainer shall be valued at Fair Market Value.

(d)	No fractional shares of Common Stock shall be issued pursuant to the Plan. The number of shares of Common Stock otherwise issuable to an Eligible Director on any Retainer Payment Date, if not a whole number, shall be rounded down to the nearest whole share, and any fractional share otherwise issuable shall be paid in cash.

(e)	The Plan is not intended, and shall not be deemed, to limit the authority of the Board or any committee of the Board that is so authorized by the Board to increase or decrease the amount of the Annual Retainer from time to time.

2.	The first sentence of Section 7 (“Discretionary Election”) is amended to read as follows:

7.	Discretionary Election.

If on the Measuring Date immediately preceding the Retainer Payment Date an Eligible Director is the Beneficial Owner of 7,500 or more shares of Common Stock, the Eligible Director may, in the Eligible

Director’s discretion, within the 10-day period following the Measuring Date for the applicable year (the “Option Period”), irrevocably elect to receive Common Stock in payment of a percentage (up to 100%) of the Annual Retainer for the applicable year.

3.	Section 8 (“Suspension, Termination and Amendment of the Plan”) is amended by deleting the reference to Subsections 6(c), 6(d) and 6(e).

4.	Section 9 (“Adjustment Provisions”) is amended by deleting the reference to 6(c), 6(d) and 6(e).

IN WITNESS WHEREOF, Quaker Chemical Corporation has caused these presents to be duly executed on this 26th day of January, 2011.

Quaker Chemical Corporation

Attest:	/s/ Irene M. Kisleiko	By:	/s/ D. Jeffry Benoliel
D. Jeffry Benoliel
Vice President – Global Strategy, General Counsel and Corporate Secretary